NATIONAL UNION FIRE INSURANCE COMPANY
          OF PITTSBURGH, PA

            RIDER No. #6

To be attached to and form part of
Bond No. 6213964 in favor of Profunds:
Access One Trust and Proshares Trust.

In consideration of the premium charged for the attached bond, it is hereby agreed that:

1. At the request of the Insured, the Underwriter amends the named insured under the attached bond to read as follow:

   Profunds: Access One Trust and Proshares Trust

2. The attached bond shall be subject to all its agreements, limitations and conditions except as herein expressly modified.

3. This rider shall become effective as
   12:01 a.m. on 03/31/07 .



  By: Authorized Representative